UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 15, 2011

SONORA RESOURCES CORP.
(Exact name of registrant as specified in its charter)

Nevada	0-54268	27-1269503
(State or Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

3120 S. Durango Drive, Suite 305, Las Vegas, NV 89117-4454
(Address and telephone number of principal executive office)

Registrant’s telephone number, including area code: 702.509.5049

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement.

We entered into a mining option agreement dated April 15, 2011 with First Majestic Silver Corp. (“First Majestic”) and Minera El Pilon S.A. de C.V., a subsidiary of First Majestic, whereby we have been granted an option (the “Option”) to acquire up to a 90% interest in of certain mineral properties wholly owned by First Majestic located in the state of Jalisco, Mexico (the “Property”).

In consideration for the Option, we have agreed to:

(a)	issue an aggregate of 10,000,000 shares of our common stock to First Majestic upon execution of the agreement;

(b)	incur an aggregate of $3,000,000 over the first three years to earn a 50% interest in the Property (the “First Option”);

(c)

upon the exercise of the First Option, we will have the sole and exclusive option (the “Second Option”) to acquire an additional 20% interest in and to the Property by incurring an additional $2,000,000 no later than the fifth anniversary of the Agreement; and

(d)

upon the exercise of the Second Option, we will have the sole and exclusive option to acquire an additional 20% interest in and to the Property by completing a bankable feasibility study no later than the seventh anniversary of the Agreement.

First Majestic will retain a 10% free carried interest and a 2.375% net smelter return.

We have agreed to file a registration statement with the Securities and Exchange Commission qualifying the shares and to maintain the registration statement effective for a period of not less than two years. If a registration statement has not been filed and declared effective within twelve months from the date of the Agreement or if we fail to maintain the registration statement effective for a period of two years, we will issue First Majestic an additional 2,000,000 shares.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Option Agreement dated April 15, 2011 with First Majestic Silver Corp.

99.1	News Release dated April 28, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONORA RESOURCES CORP.

Per:	/s/ Juan Miguel Ríos Gutiérrez
Juan Miguel Ríos Gutiérrez
President, Chief Executive Officer, Secretary,
Treasurer, Chief Financial Officer and Director
April 28, 2011